  Medizone International Inc. (MZEI.PK)

Medizone announces a second round of trials have begun.

San Francisco, California, June 3rd, 2009. Medizone International is pleased to announce the commencement of a second series of laboratory trials of the Company’s AsepticSure™ hospital sterilization technology, which is intended to build upon the success of its research to date.  Dr. Michael E. Shannon, Director of Medical Affairs for Medizone stated, "Our first round of trials using this technology produced results that exceeded our expectations in demonstrating significant bactericidal effects against C-difficile, E-coli, Pseudomonas aeruginous, MRSA and VRE, the main causative agents of hospital derived nosocomial infections.  With the introduction of several new technological developments into this next series of trials, we believe AsepticSure™ will emerge dominant in the industry not only for the decontamination of hospital facilities but also for applications currently thought to be unassailable."

Medizone anticipates completion of these new studies by early July, whereupon it intends to commence field trials in preparation for marketing later this calendar year.  To learn more about these global health concerns the AsepticSure™ system addresses, please visit the company’s web site: www.medizoneint.com.  From the home page, go to AsepticSure™.  The presentation offered is a detailed analysis of the global health problems caused by hospital derived nosocomial infections.

Medizone International, Inc., is a research and development company engaged in developing its’ AsepticSure™technology to decontaminate and sterilize hospital surgical suites, emergency rooms, intensive care units, schools and other critical infrastructure.  If current trials continue to proceed successfully they will be followed by a hospital mock-up and then hospital beta testing of the production prototype.  Initial sales are targeted to commence in the 4th quarter of this year.

This Press Release contains certain forward looking statements that involve substantial risks and uncertainties, including, but not limited to, the results of ongoing clinical studies, economic conditions, product and technology development, production efficiencies, product demand, competitive products, competitive environment, successful testing and government regulatory issues. Additional risks are identified in the company's filings made with the Securities and Exchange Commission.

Investor Relations 800-953-3350 / web site: www.medizoneint.com

E-mail: operations@medizoneint.com